Exhibit 99.1

January 20, 2023
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Seth Seymour (corpmedia@huntington.com), 614.480.3538

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2022 FOURTH-QUARTER EARNINGS
Delivers Record Full-Year Net Income and Achievement of Medium-Term Financial Targets

2022 Fourth-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.42, an increase of $0.03 from the prior quarter. Excluding the after tax impact of Notable Items, adjusted earnings per common share were $0.43.
•Net interest income increased $58 million, or 4%, from the prior quarter, reflecting net interest margin expansion of 10 basis points to 3.52% and higher average total loans and leases.
•Pre-Provision Net Revenue (PPNR) increased $36 million, or 4%, from the prior quarter to $893 million. Excluding Notable Items, adjusted PPNR increased $41 million, or 5%, from the prior quarter to $908 million.
•Average total loans and leases increased $1.9 billion, or 2%, from the prior quarter to $118.9 billion. Excluding the decrease in PPP loans, average total loans and leases increased $2.1 billion, or 2%, from the prior quarter.
◦Average total commercial loans and leases increased $1.8 billion, or 3%, and average total consumer loans increased $184 million from the prior quarter.
•Ending total deposits increased $1.6 billion and average total deposits decreased $336 million from the prior quarter.
•Net charge-offs of 0.17% of average total loans and leases for the quarter.
•Nonperforming assets have declined six consecutive quarters.
•Allowance for credit losses (ACL) of $2.3 billion, or 1.90%, of total loans and leases at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio increased to 9.44%, within our 9% to 10% operating guideline.
•Board of Directors approved a $1 billion share repurchase authorization for the next eight quarters.

2022 Full-Year Highlights Compared to Full-Year 2021:
•Earnings per common share (EPS) for the year were $1.45, an increase of $0.55. Excluding after tax impact of Notable Items, adjusted earnings per common share were $1.50.
•PPNR increased $1.4 billion, or 88%, from the prior year to $3.1 billion. Excluding Notable Items, adjusted PPNR increased $0.8 billion, or 36%, to $3.2 billion, reflecting the benefits of the TCF Financial Corporation ("TCF") acquisition and organic growth.
•Net income attributable to Huntington Bancshares Incorporated increased 73% to $2.2 billion.
•Maintained solid credit quality with net charge-offs of 0.11% of average total loans and leases.

•Completed the cost synergy program related to the acquisition of TCF.
•Delivered on efficiency strategies through the continued optimization of the branch network by closing 63 branches during the year and announcement of an additional 31 branch closures to occur in the first quarter of 2023.
•Successfully implemented additional Fair Play enhancements and expanded expertise and capabilities with the acquisitions of Capstone Partners and Torana.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2022 fourth quarter of $645 million, or $0.42 per common share, an increase of $244 million, or $0.16 per common share from the year-ago quarter.
Return on average assets was 1.41%, return on average common equity was 16.0%, return on average tangible common equity (ROTCE) was 26.0%.
CEO Commentary:

"We are very pleased with our outstanding financial performance for the fourth quarter which included the fourth consecutive quarter of record PPNR," said Steve Steinour, chairman, president and CEO. "The year was marked by the successful execution of key strategic initiatives and acquisition synergies which further expanded our capabilities and supported the achievement of our medium-term financial targets.

"Record full-year PPNR was driven by higher net interest income and noninterest income, along with disciplined expense management. We delivered broad-based loan growth and continued to grow our high quality deposit base over the course of the year. Strategic areas of focus for fee income also expanded, with capital markets achieving record revenue, with strong core performance plus the acquisition of Capstone. We completed the cost synergies from TCF, which provided additional scale and efficiencies in numerous areas across the bank, even as we continued to invest in key revenue-producing initiatives.

“Credit continued to perform very well, with full-year net charge-offs of 11 basis points, well below our through-the-cycle target, and nonperforming assets declined for the sixth consecutive quarter.

“Given our growing capital base, and robust profitability profile, we are pleased to announce a share repurchase program as we enter the new year, consistent with our capital priorities. While we recognize the uncertain economic outlook on the horizon, we enter 2023 from a position of strength. Huntington has never been better positioned to navigate through various economic scenarios, with solid capital levels and top tier reserve profile guided by our aggregate moderate-to-low risk appetite through the cycle. Business line momentum continues in the new year and we are driving value for shareholders.”

Table 1 – Earnings Performance Summary

	2022				2021
(in millions, except per share data)	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington Bancshares Inc	$645	$594	$539	$460	$401
Diluted earnings per common share	0.42	0.39	0.35	0.29	0.26

Return on average assets	1.41%	1.31%	1.22%	1.05%	0.92%
Return on average common equity	16.0	13.9	12.8	10.4	8.7
Return on average tangible common equity	26.0	21.9	19.9	15.8	13.2
Net interest margin	3.52	3.42	3.15	2.88	2.85
Efficiency ratio	54.0	54.4	57.3	62.9	73.0

Tangible book value per common share	$6.82	$6.40	$6.96	$7.47	$8.06
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$165,545	$164,024	$161,225	$162,414	$158,692
Average loans and leases	118,907	116,964	113,949	111,142	109,488
Average core deposits	140,696	141,691	141,802	139,148	138,008

Tangible common equity / tangible assets ratio	5.55%	5.32%	5.80%	6.28%	6.88%
Common equity Tier 1 risk-based capital ratio	9.44	9.27	9.05	9.22	9.33

NCOs as a % of average loans and leases	0.17%	0.15%	0.03%	0.07%	0.12%
NAL ratio	0.48	0.51	0.57	0.60	0.64
ACL as a % of total loans and leases	1.90	1.89	1.87	1.87	1.89

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

	Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)	Amount	Net Income	EPS (2)
Three Months Ended
December 31, 2022		$645	$0.42
• Acquisition-related expenses (3)	$(15)	$(12)	$(0.01)

September 30, 2022		$594	$0.39
• Acquisition-related expenses (3)	$(10)	$(8)	$—

December 31, 2021		$401	$0.26
• Acquisition-related net expenses	$(177)	$(139)	$(0.09)
• Exit of strategic distribution relationship	(10)	$(8)	$(0.01)

Year Ended
December 31, 2022		$2,238	$1.45
• Acquisition-related expenses (3)	$(95)	$(76)	$(0.05)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Includes TCF and Capstone acquisition-related expenses.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2022				2021
($ in millions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,462	$1,404	$1,261	$1,146	$1,132	4%	29%
FTE adjustment	9	8	6	8	6	13	50
Net interest income - FTE	1,471	1,412	1,267	1,154	1,138	4	29
Noninterest income	499	498	485	499	515	—	(3)
Total revenue - FTE	$1,970	$1,910	$1,752	$1,653	$1,653	3%	19%

	2022				2021
	Fourth	Third	Second	First	Fourth	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	4.46%	3.86%	3.33%	3.00%	2.97%	60	149
Total loans and leases	4.86	4.28	3.77	3.64	3.69	58	117
Total securities	3.26	2.74	2.24	1.72	1.49	52	177
Total interest-bearing liabilities	1.31	0.64	0.25	0.18	0.18	67	113
Total interest-bearing deposits	0.88	0.35	0.10	0.04	0.05	53	83

Net interest rate spread	3.15	3.22	3.08	2.82	2.79	(7)	36
Impact of noninterest-bearing funds on margin	0.37	0.20	0.07	0.06	0.06	17	31
Net interest margin	3.52%	3.42%	3.15%	2.88%	2.85%	10	67
See Pages 8-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2022 fourth quarter increased $333 million, or 29%, from the 2021 fourth quarter. The results primarily reflect a 67 basis point increase in the FTE net interest margin (NIM) to 3.52% and a $6.9 billion, or 4%, increase in average earning assets. The expansion in NIM was driven by the higher rate environment driving an increase in loan and lease and investment security yields, partially offset by higher cost of funds. Net interest income in the 2022 fourth quarter included $11 million of net interest income from purchase accounting accretion and $1 million of PPP loan fees recognized upon forgiveness payments, compared to $25 million and $20 million, respectively, in the 2021 fourth quarter.
Compared to the 2022 third quarter, FTE net interest income increased $59 million, or 4%, reflecting 10 basis points of NIM expansion and a $1.5 billion, or 1%, increase in average earning assets. The expansion in NIM was driven by the higher interest rate environment driving an increase in loan and lease and investment security yields, partially offset by higher cost of funds. Net interest income in the 2022 third quarter included $15 million of net interest income from purchase accounting accretion and $4 million of PPP loan fees recognized upon forgiveness payments.

Table 4 – Average Earning Assets

	2022				2021
($ in billions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$44.7	$43.6	$42.7	$41.4	$40.6	3%	10%
Commercial real estate	16.6	16.1	15.3	15.1	14.6	3	14
Lease financing	5.1	5.0	4.9	4.9	4.9	2	3
Total commercial	66.4	64.7	62.9	61.4	60.1	3	11
Residential mortgage	22.0	21.6	20.5	19.5	19.0	2	16
Automobile	13.3	13.5	13.6	13.5	13.4	(2)	(1)
Home equity	10.4	10.4	10.4	10.4	10.7	—	(3)
RV and marine	5.4	5.5	5.3	5.1	5.0	(1)	7
Other consumer	1.3	1.3	1.3	1.3	1.3	1	4
Total consumer	52.5	52.3	51.1	49.8	49.4	—	6
Total loans and leases	118.9	117.0	113.9	111.1	109.5	2	9
Total securities	41.1	42.6	42.6	42.7	40.1	(4)	3
Held-for-sale and other earning assets	5.6	4.5	4.7	8.6	9.1	25	(39)
Total earning assets	$165.5	$164.0	$161.2	$162.4	$158.7	1%	4%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2022 fourth quarter increased $6.9 billion, or 4%, from the year-ago quarter, primarily reflecting a $9.4 billion, or 9%, increase in average total loans and leases and a $1.0 billion, or 3%, increase in average securities, partially offset by a $2.6 billion, or 36%, decrease in deposits held at the Federal Reserve Bank. Average loan and lease balance increases were primarily due to organic growth in average commercial loans and leases of $6.3 billion, or 11%, and average consumer loans of $3.1 billion, or 6%, partially offset by a $1.8 billion decrease in average PPP loans.
Compared to the 2022 third quarter, average earning assets increased $1.5 billion primarily reflecting a $1.9 billion, or 2%, increase in average total loans and leases and $1.4 billion, or 44%, increase in deposits held at the Federal Reserve Bank, partially offset by $1.5 billion, or 4%, decrease in average securities. Average loan and lease balance increases were primarily due to growth in average commercial loans and leases of $1.8 billion, or 3%, and average consumer loans of $184 million led by residential mortgage.

Table 5 – Liabilities

	2022				2021
	Fourth	Third	Second	First	Fourth	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$39.9	$42.1	$42.4	$42.0	$43.4	(5)%	(8)%
Demand deposits - interest-bearing	42.7	42.1	41.7	40.6	38.4	2	11
Total demand deposits	82.6	84.2	84.1	82.6	81.8	(2)	1
Money market deposits	34.4	34.1	33.8	32.7	32.4	1	6
Savings and other domestic deposits	20.8	21.4	21.7	21.3	20.9	(3)	—
Core certificates of deposit	2.9	2.0	2.2	2.6	2.9	43	1
Total core deposits	140.7	141.7	141.8	139.1	138.0	(1)	2
Other domestic deposits of $250,000 or more	0.2	0.2	0.2	0.3	0.5	3	(56)
Negotiable CDs, brokered and other deposits	4.8	4.1	3.0	3.5	3.8	16	24
Total deposits	$145.7	$146.0	$145.0	$142.9	$142.3	—%	2%

Short-term borrowings	$0.5	$2.6	$2.1	$4.7	$0.3	(79)%	59%
Long-term debt	12.7	8.3	7.0	6.9	7.7	53	65
Total debt	$13.2	$10.9	$9.1	$11.6	$8.0	22%	65%

Total interest-bearing liabilities	$119.0	$114.8	$111.7	$112.6	$107.0	4%	11%

Period end balances:
Total core deposits	$142.1	$141.6	$141.5	$143.4	$139.4	—%	2%
Other deposits	5.8	4.7	3.9	3.6	3.9	23	50
Total deposits	$147.9	$146.3	$145.4	$147.0	$143.3	1%	3%
See Pages 6-7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2022 fourth quarter increased $12.1 billion, or 11%, from the year-ago quarter. Average total deposits increased $3.4 billion, or 2%, while average total core deposits increased $2.7 billion, or 2%, primarily driven by higher average commercial core deposits of $3.0 billion, or 5%. Average total debt increased $5.2 billion, or 65%, reflecting higher FHLB borrowings and new debt issuances, reflecting actions taken as part of normal management of funding needs.

Compared to the 2022 third quarter, average total interest-bearing liabilities increased $4.3 billion, or 4%. The increase was primarily due to higher FHLB borrowings and new debt issuances which were leveraged during the quarter to optimize the funding profile.
Ending total deposits as of December 31, 2022 increased $4.6 billion, or 3%, compared to a year ago, led by higher commercial core deposits of $2.6 billion, or 4%, and other deposits of $1.9 billion reflecting actions taken as part of normal management of funding needs.
Compared to September 30, 2022, ending total deposits increased $1.6 billion, or 1%, led by higher consumer core deposits of $1.6 billion, or 2%, and other deposits of $1.1 billion as part of normal management of funding needs. Partially offsetting these increases were lower ending commercial core deposits of $1.0 billion, or 1.6%.

Noninterest Income
Table 6 – Noninterest Income

	2022				2021
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$89	$93	$105	$97	$101	(4)%	(12)%
Card and payment processing income	96	96	96	86	93	—	3
Capital markets fees	83	73	54	42	47	14	77
Trust and investment management services	61	60	63	65	63	2	(3)
Mortgage banking income	25	26	44	49	61	(4)	(59)
Leasing revenue	35	29	27	35	41	21	(15)
Insurance income	31	28	27	31	28	11	11
Gain on sale of loans	2	15	12	28	1	(87)	100
Bank owned life insurance income	15	13	11	17	22	15	(32)
Net gains (losses) on sales of securities	—	—	—	—	(1)	—	100
Other noninterest income	62	65	46	49	59	(5)	5
Total noninterest income	$499	$498	$485	$499	$515	—%	(3)%
See Page 11 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2022 fourth quarter decreased $16 million, or 3%, from the year-ago quarter. Capital markets fees increased $36 million, or 77%, primarily reflecting Capstone related advisory fees. Offsetting this increase was a decrease in mortgage banking income of $36 million, or 59%, primarily reflecting lower salable volume and secondary marketing spreads. Service charges on deposit accounts decreased $12 million, or 12%, primarily reflecting impact from Fair Play enhancements implemented in the second half of 2022.
Total noninterest income increased $1 million, to $499 million for the 2022 fourth quarter, compared to $498 million for the 2022 third quarter. The increase was primarily driven by higher capital markets fees which increased $10 million, or 14%, due to higher advisory fees and leasing revenue which increased $6 million, or 21%, reflecting an increase in income on terminated leases. Partially offsetting these increases was a decrease in gain on sale of loans of $13 million, or 87%, resulting from the strategic decision to retain SBA loans.

Noninterest Expense
Table 7 – Noninterest Expense

	2022				2021
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$630	$614	$577	$580	$632	3%	—%
Outside data processing and other services	147	145	153	165	269	1	(45)
Equipment	67	60	61	81	68	12	(1)
Net occupancy	61	63	58	64	68	(3)	(10)
Marketing	22	24	24	21	35	(8)	(37)
Professional services	21	18	19	19	22	17	(5)
Deposit and other insurance expense	14	15	20	18	18	(7)	(22)
Amortization of intangibles	13	13	13	14	14	—	(7)
Lease financing equipment depreciation	9	11	11	14	17	(18)	(47)
Other noninterest expense	93	90	82	77	78	3	19
Total noninterest expense	$1,077	$1,053	$1,018	$1,053	$1,221	2%	(12)%
(in thousands)
Average full-time equivalent employees	20.0	20.0	19.9	19.7	20.3	—%	(1)%

Table 8 - Impact of Notable Items

	2022				2021
	Fourth	Third	Second	First	Fourth
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$1	$2	$5	$32
Outside data processing and other services	2	2	12	25	122
Equipment	2	1	—	2	8
Net occupancy	10	6	6	10	16
Marketing	—	—	—	—	2
Professional services	1	—	1	2	4
Deposit and other insurance expense	—	—	1	—	—
Other noninterest expense	—	—	2	2	3
Total noninterest expense	$15	$10	$24	$46	$187

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2022				2021
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$630	$613	$575	$575	$600	3%	5%
Outside data processing and other services	145	143	141	140	147	1	(1)
Equipment	65	59	61	79	60	10	8
Net occupancy	51	57	52	54	52	(11)	(2)
Marketing	22	24	24	21	33	(8)	(33)
Professional services	20	18	18	17	18	11	11
Deposit and other insurance expense	14	15	19	18	18	(7)	(22)
Amortization of intangibles	13	13	13	14	14	—	(7)
Lease financing equipment depreciation	9	11	11	14	17	(18)	(47)
Other noninterest expense	93	90	80	75	75	3	24
Total adjusted noninterest expense	$1,062	$1,043	$994	$1,007	$1,034	2%	3%

Reported total noninterest expense for the 2022 fourth quarter decreased $144 million, or 12%, from the year-ago quarter. The decrease primarily reflects the $172 million decrease in Notable Items and execution of cost reduction initiatives associated with the TCF acquisition. Partially offsetting these decreases were higher personnel costs and other noninterest expense reflecting the impact from Capstone expenses attributable to revenue activity. Additional increases in personnel costs were largely due to impact of merit increases.
Reported total noninterest expense increased $24 million, or 2%, from the 2022 third quarter, reflecting a $5 million increase in Notable Items to $15 million. Excluding the impact from Notable Items, noninterest expense increased $19 million, or 2%, primarily driven by personnel costs and other noninterest expense reflecting the impact from Capstone expenses attributable to revenue activity. Additional increases in personnel costs were largely due to seasonally higher medical insurance expense. Equipment expenses increased $6 million, or 10%, primarily driven by higher depreciation, including the impact from early retirement of select assets and higher technology investments. Partially offsetting these increases was lower net occupancy which decreased $6 million, or 11%, due to gains associated with sale of assets.

Credit Quality
Table 10 – Credit Quality Metrics

	2022				2021
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$569	$602	$657	$682	$716
Total other real estate, net	11	11	11	11	9
Other NPAs (1)	14	14	14	15	25
Total nonperforming assets	594	627	682	708	750
Accruing loans and leases past due 90+ days	207	223	212	280	210
NPAs + accruing loans & leases past due 90+ days	$801	$850	$894	$988	$960
NAL ratio (2)	0.48%	0.51%	0.57%	0.60%	0.64%
NPA ratio (3)	0.50	0.53	0.59	0.63	0.67
(NPAs+90 days)/(Loans+OREO)	0.67	0.72	0.77	0.88	0.86
Provision for credit losses	$91	$106	$67	$25	$(64)
Net charge-offs	50	44	8	19	34
Net charge-offs / Average total loans and leases	0.17%	0.15%	0.03%	0.07%	0.12%
Allowance for loans and lease losses (ALLL)	$2,121	$2,110	$2,074	$2,018	$2,030
Allowance for unfunded lending commitments	150	120	94	91	77
Allowance for credit losses (ACL)	$2,271	$2,230	$2,168	$2,109	$2,107
ALLL as a % of:
Total loans and leases	1.77%	1.79%	1.78%	1.79%	1.82%
NALs	373	351	316	296	284
NPAs	357	336	304	285	271
ACL as a % of:
Total loans and leases	1.90%	1.89%	1.87%	1.87%	1.89%
NALs	400	371	330	309	294
NPAs	382	355	318	298	281
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Nonperforming assets (NPAs) were $594 million, or 0.50%, of total loans and leases, OREO and other NPAs, compared to $750 million, or 0.67%, a year-ago. Nonaccrual loans and leases (NALs) were $569 million, or 0.48% of total loans and leases, compared to $716 million, or 0.64% of total loans and leases, a year ago. On a linked quarter basis, NPAs decreased $33 million, or 5%, and NALs decreased $33 million, or 5%.
The provision for credit losses increased $155 million year-over-year and decreased $15 million quarter-over-quarter to $91 million in the 2022 fourth quarter. Net charge-offs (NCOs) increased $16 million year-over-year and increased $6 million quarter-over-quarter to $50 million. NCOs represented an annualized 0.17% of average loans and leases in the current quarter, up from 0.12% in the year-ago quarter and up from 0.15% in the prior quarter. The increase in NCOs reflects the continued normalization of net charge-offs. Commercial and consumer net charge-offs remained low at 0.13% and 0.22%, respectively, for the 2022 fourth quarter.
The allowance for loan and lease losses (ALLL) increased $91 million from the year-ago quarter to $2.1 billion, or 1.77%, and allowance for credit losses (ACL) increased by $164 million from the year-ago quarter to $2.3 billion, or 1.90% of total loans and leases, primarily driven by loan and lease portfolio growth but also recognizing the increased near-term recessionary risks at the end of 2022. On a linked quarter basis, the ACL increased $41 million, resulting in a 1 basis point increase in the ACL coverage ratio, primarily attributable to a deterioration in the macro-economic environment.

Capital
Table 11 – Capital Ratios

	2022				2021
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	5.55%	5.32%	5.80%	6.28%	6.88%
Common equity tier 1 risk-based capital ratio (1)	9.44%	9.27%	9.05%	9.22%	9.33%
Regulatory Tier 1 risk-based capital ratio (1)	10.99%	10.84%	10.63%	10.84%	10.99%
Regulatory Total risk-based capital ratio (1)	13.20%	13.05%	12.81%	13.03%	13.14%
Total risk-weighted assets (1)	$140.7	$138.8	$137.8	$134.5	$131.3
(1)December 31, 2022 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022 25% of the cumulative CECL deferral has been phased in.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 5.55% at December 31, 2022, up 23 basis points from last quarter due primarily to current period earnings. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.44%, up from 9.27% from the prior quarter. The increase in regulatory capital ratios was primarily driven by current period earnings. In addition, the Board of Directors approved the repurchase of up to $1 billion of common shares over the next eight quarters, subject to the Federal Reserve’s capital regulations. Purchases of common stock under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs.

Income Taxes
The provision for income taxes was $144 million in the 2022 fourth quarter compared to $146 million in the 2022 third quarter. The effective tax rate for the 2022 fourth quarter and 2022 third quarter were 18.2% and 19.7%, respectively. The variance between the linked quarter provision for income taxes and effective tax rate was primarily driven by the impact of a discrete tax benefit in the current quarter offsetting impact from higher pre-tax income.

At December 31, 2022, we had a net federal deferred tax asset of $437 million and a net state deferred tax asset of $97 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 20, 2023, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13734972. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through January 28, 2023 at (877) 660-6853 or (201) 612-7415; conference ID #13734972.
Please see the 2022 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $183 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the transaction with TCF are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington does business; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.